EX-34.1
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Deloitte & Touche LLP
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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Capmark Finance Inc.

We have examined management's assertion, included in the accompanying Management's Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria as Master Servicer, that Capmark Finance Inc. (the "Company") complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for all commercial mortgage loans sold in public securitizations from January 1, 2006 (effective date of Regulation AB) through December 31, 2008, for which the Company served as master servicer (the "Platform") described in the accompanying Management's Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria as a Master Servicer as of and for the year ended December 31, 2008, excluding criteria 1122(d)(1)(iii),
(3)(i)(C), (4)(i), (4)(ii), (4)(vii) through (4)(xiii), and (4)(xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform. Exhibit I to management's assertion identifies the individual asset-backed transactions defined by management as constituting the Platform. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States), and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2008 for the Platform is fairly stated, in all material respects.

/s/ Deloitte & Touche LLP


February 27, 2009


Member of
Deloitte Touche Tohmatsu


(page)


Exhibit I

Master Servicing Transactions for Regulation AB

CD 2006-CD3
CD 2007-CD4
CD 2007-CD5
CGCMT SERIES 2007-C6
CGCMT SERIES 2008-C7
COMM 2007-C9
CSFB SERIES 2006-C1
CSMC SERIES 2007-C1
CSMC SERIES 2007-C5
GMACCM SERIES 2006-C1
JPMC SERIES 2006-CIBC14
JPMC SERIES 2006-CIBC16
JPMC SERIES 2006-LDP6
JPMC SERIES 2006-LDP7
JPMC SERIES 2006-LDP9
JPMC SERIES 2007-C1
JPMC SERIES 2007-CIBC18
JPMC SERIES 2007-CIBC19
MLCFC SERIES 2006-3
MSCI SERIES 2006-IQ12
MSCI SERIES 2007-HQ11
MSCI SERIES 2007-IQ14
MSCI SERIES 2007-IQ15
MSCI SERIES 2007-IQ16